Exhibit 10.11

Base Salaries of Named Executive Officers

Name	Base Salary
Thomas E. Gottwald Chairman of the Board, President, and Chief Executive Officer	$1,053,000
Bruce R. Hazelgrove, III Executive Vice President and Chief Administrative Officer	$477,500
M. Rudolph West Vice President, General Counsel, and Secretary	$411,200
Brian D. Paliotti Chief Financial Officer and Vice President	$411,200